Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Orchids Paper Products Company of our report dated March 9, 2015, relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting, included in the Annual Report on Form 10-K of Orchids Paper Products Company for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

August 28, 2015

2222 S. Utica Place, Suite 200, Tulsa, OK 74114-7002

P 918.745.2333  F 918.745.2399

www.hogantaylor.com